Exhibit 5.17

CONSENT OF BILL STONE

I refer you to the Registration Statement on Form F-10 (File No. 333-164512) of North American Palladium Ltd., and any amendment thereto, and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended (including the documents incorporated by reference therein, collectively, the “Registration Statement”).

Reference is made to the technical disclosure relating to the Lac des Iles property prepared by me, Bill Stone, contained in the press releases dated June 25, 2009, September 17, 2009 and November 11, 2009 (collectively, the “Press Releases”).

I hereby consent to the use of my name and references to the Press Releases, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Press Releases in the Registration Statement.

February 9, 2010

Yours truly,

/s/ BILL STONE

Bill Stone, P. Geo